Exhibit 10.24

SIXTH AMENDMENT TO THE

DYNEGY INC. 401(k) SAVINGS PLAN

WHEREAS, Dynegy Inc. (the “Company”), has established and maintains the Dynegy Inc. 401(k) Savings Plan (the “Plan”) for the benefit of its eligible employees and the eligible employees of certain participating companies; and

WHEREAS, the Company desires to amend the Plan;

NOW, THEREFORE, BE IT RESOLVED that the Plan shall be, and hereby is amended as follows, effective as provided below:

I.

Effective as of January 1, 2004, Section 1.1(1) of the Plan is amended in its entirety to provide as follows:

“(1) Account(s): A Member’s After-Tax Account, Before-Tax Account, Destec Employer Contribution Account, Dow ESOP Account, Employer Contribution Account, Rollover Contribution Account, and/or Catch-Up Contribution Account, including the amounts credited thereto and any subaccounts thereof.”

II.

Effective as of January 1, 2004, a new section 1.1(7A) is added to the Plan to provide as follows:

“(7A) Catch-Up Contribution Account: An individual account for each Member which is credited with catch-up contributions made in accordance with Section 3.10 of the Plan. Such account shall also be adjusted to reflect such Account’s changes in value in accordance with Section 4.3 of the Plan.”

III.

Effective as of March 1, 2005, Section 1.1(13) of the Plan is amended in its entirety to provide as follows:

“(13) Compensation: The regular or base salary or wages (but (i) including (A) ‘Injury Full’ short-term disability payments and (B) regular or base salary or wages paid during a military leave of absence and (ii) excluding overtime payments and bonuses (other than that described below)) paid by the Employer to or for the benefit of a Member for services rendered or labor performed for the Employer while a Member and an Eligible Employee, subject to the following adjustments and limitations:

(A) The following shall be included:

(i) elective contributions made on a Member’s behalf by the Employer that are not includible in income under section 125, section 402(e)(3), section 402(h), or section 403(b) of the Code and any amounts that are not includible in the gross income of a Member under a salary reduction agreement by reason of the application of section 132(f) of the Code;

(ii) compensation deferred under an eligible deferred compensation plan within the meaning of section 457(b) of the Code;

(iii) employee contributions described in section 414(h) of the Code that are picked up by the employing unit and are treated as employer contributions; and

(iv) if a Member is scheduled to work a 12 hour shift, the regularly scheduled overtime will be included as Compensation, and is calculated by multiplying his straight time hourly rate of pay by the number of 12 hour shift regularly scheduled overtime hours for which he is paid.

(B) The Compensation of any Member taken into account for purposes of the Plan shall be limited to $200,000 for any Plan Year with such limitation to be:

(i) adjusted automatically to reflect any amendments to section 401(a)(17) of the Code and any cost-of-living increases authorized by section 401(a)(17) of the Code; and

(ii) prorated for a Plan Year of less than twelve months and to the extent otherwise required by applicable law.”

IV.

Effective as of February 1, 2005, Section 1.1(53) of the Plan is amended by adding the following at the end of the first sentence thereof and immediately thereafter:

“; provided, however, that each individual who was employed by Sithe Energies, Inc. or Sithe Energies Power Services, Inc. (collectively referred to as ‘Sithe’) on the date of the closing of the Sithe Transaction shall be credited with Service for the period preceding such closing date in an amount equal to the Years of Vesting Service, if any, credited to such individual under the Sithe Energies Group Retirement 401(k) Plan immediately prior to such closing date. For purposes of this provision, ‘Sithe Transaction’ shall mean the transaction contemplated by that certain Stock Purchase Agreement dated as of November 1, 2004, by and among Exelon SHC, Inc., Exelon New England Power Marketing, L.P., ExRes SHC, Inc. and Dynegy New York Holdings Inc.”

V.

Effective as of March 1, 2005, Sections 3.1(b), 3.1(c), 3.2(c) and 3.2(d) of the Plan are amended by replacing each and every reference to the phrase “effective as of the first day of any payroll period” or “effective as of the first day of any subsequent payroll period,” as applicable, with “effective as of the next available pay date.”

VI.

Effective as of March 1, 2005, the first sentence of Section 7.1 of the Plan is amended by deleting the phrase “Member’s employment is terminated, and such,” and Section 7.2 of the Plan is amended in its entirety to provide as follows:

“7.2 Total and Permanent Disability Determined. A Member shall be considered totally and permanently disabled if (i) the Member has been determined to be disabled by the Social Security Administration, and (ii) the Member is receiving payment of social security disability benefits.”

VII.

Effective as of January 1, 2004, Section 8.3(a) of the Plan is amended in its entirety to provide as follows:

“(a) Member shall have a 100% Vested Interest in his Before-Tax Account, Dow ESOP Account, After-Tax Account, Rollover Contribution Account and Catch-up Contribution Account at all times.”

VIII.

Effective as of March 28, 2005, Section 10.1 of the Plan is amended by replacing each and every reference to “$5,000” with “$1,000,” and Section 10.1(h) of the Plan is amended in its entirety to provide as follows:

“(h) If the value of a Member’s Vested Interest in his Accounts is $1,000 or less, then the Member’s entire nonforfeitable account balance shall be immediately distributed in a single lump sum payment.”

IX.

Effective as of January 1, 2004, Section 11.1(d) of the Plan is amended in its entirety to provide as follows:

“(d) A Member who has attained age fifty-nine and one-half may withdraw from his Before-Tax Account, his Catch-up Contribution Account, and the Vested Interest in his Employer Contribution Account, on a pro rata basis, an amount not exceeding his then Vested Interest in the aggregate value of such Accounts.”

X.

Effective as of March 1, 2005, Section 11.1(e) of the Plan is amended by adding the following to the end thereof:

“Withdrawals under this Paragraph may not be for an amount less than $500.00.”

XI.

Effective as of March 1, 2005, Section 11.2(b) of the Plan is amended in its entirety to provide as follows:

“(b) Notwithstanding the provisions of this Article, (i) not more than one withdrawal pursuant to Section 11.1(d) may be made in any one Plan Year, (ii) no withdrawal shall be made from an Account to the extent such Account has been pledged to secure a loan from the Plan, and (iii) any portion of an Account that is invested in the VBO shall not be subject to withdrawal pursuant to any Paragraphs of Section 11.1.”

XII.

Effective as of March 1, 2005, a new Section 12.4(c) is added to the Plan to provide as follows:

“(c) The actual and reasonable expenses incurred by the Plan (including attorneys’ fees) in connection with the documentation of a loan, the recording of security interests, the enforcement of the terms of the loan, and collection activities associated with any default may be charged to the borrowing Member’s Accounts pursuant to uniform and nondiscriminatory policies established by the Committee from time to time.”

XIII.

Except as modified herein, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to the Plan to be executed this 28th day of February 2005, effective as hereinbefore provided.

DYNEGY INC.

By:	/s/ Illegible
Title:	Chairman - BPC

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